EXHIBIT 24b1

                               POWER OF ATTORNEY


     The undersigned, acting in the capacity stated with his name below, hereby constitutes and appoints GILBERT L. KLEMANN, II, EDWARD P. SMITH and A. ROBERT COLBY, and each of them severally, the attorneys-in-fact of the undersigned with full power to them and each of them to sign for and in the name of the undersigned in the capacity indicated below (a) the Registration Statement on Form S-8 of the MasterBrand Industries, Inc. Hourly Employee Savings Plan and
(b) any and all amendments and supplements thereto:


          Signature                   Title                  Date


    Randall W. Larrimore
   ----------------------      Chairman, MasterBrand    October 24, 1995
    Randall W. Larrimore          Industries, Inc.
                                  Retirement Plan
                                Investment Committee